Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:	WYETH Contacts:

William C. Roberts Director, Corporate Communications Phone (610) 321-6288	Media: Gerald Burr 484-865-5138	Douglas Petkus 973-660-5218

Robert A. Doody Manager, Corporate Communications Phone (610) 321-6290	Investors: Justin Victoria 973-660-5340

VIROPHARMA AND WYETH ANNOUNCE ACHIEVEMENT OF PROOF OF CONCEPT

MILESTONE FOR HCV-796

- Companies Preparing to Initiate Phase 2 Clinical Evaluation -

Exton, PA, and Collegeville, PA, August 14, 2006 — ViroPharma Incorporated (Nasdaq: VPHM) and Wyeth (NYSE:WYE) today announced that while the analysis of data from their Phase 1b study of HCV-796, an investigational oral non nucleoside hepatitis C virus (HCV) polymerase inhibitor, in combination with pegylated interferon, is still ongoing, data analyzed to date indicate that HCV-796 has achieved a “proof of concept” milestone under the companies’ agreements. The companies expect that preliminary data from the Phase 1b study will be available for release by the end of August 2006. Based upon the preliminary data reviewed to date, ViroPharma and Wyeth are preparing to initiate Phase 2 combination studies of HCV-796. The companies expect to begin dosing patients in the Phase 2 study in the fourth quarter of 2006.

In connection with meeting the proof of concept milestone, ViroPharma will issue to Wyeth 981,836 shares of ViroPharma’s common stock for a purchase price of Ten Million Dollars ($10,000,000), which represents the last of three stock purchases outlined in the companies’ agreements. The price per share for the stock was based on a premium to a trailing average price.

“ViroPharma and Wyeth have been partners in hepatitis C antiviral development since 1999; through the years, our goal has been to identify, develop and eventually market drugs to treat hepatitis C patients,” said Michel de Rosen, ViroPharma’s president and chief executive officer. “HCV-796 is the most promising compound we have developed together to date, and we look forward to announcing the Phase 1b data later this month. The achievement of this milestone and progression toward Phase 2 clinical trials marks an exciting time for us, and a promising opportunity for patients with HCV.”

“With HCV-796, we now have for the first time in our collaboration a unique compound with a novel mechanism of action that has achieved proof of concept in combination with pegylated interferon,” commented Robert Ruffolo, Ph.D., Wyeth Pharmaceutical’s president of research. “We are excited to reach this milestone and to be collaborating with ViroPharma to move this promising compound toward Phase 2 trials.”

In December 1999, ViroPharma and Wyeth entered into an alliance to develop and commercialize ViroPharma’s lead small molecule antiviral drug candidates for hepatitis C virus (HCV) and to discover, develop and commercialize additional novel inhibitors of HCV. In this agreement, Wyeth agreed to purchase shares of ViroPharma’s common stock at the time of completion of certain product development milestones. Under rules promulgated by the Securities and Exchange Commission, ViroPharma is required to publicly file, via Form 8-K, the fact that common stock is being issued in connection with the achievement of the proof of concept milestone.

About HCV-796

HCV-796 is an investigational non-nucleoside polymerase inhibitor compound for the treatment of hepatitis C that is being evaluated in ongoing clinical trials in combination with PEG-Interferon by ViroPharma and Wyeth.

About Hepatitis C

Hepatitis C is a blood-borne virus recognized as a major cause of chronic hepatitis worldwide. The World Health Organization estimates that 170 million persons worldwide are chronically infected with HCV, and three to four million persons are newly infected globally each year. According to the U.S. Centers for Disease Control and Prevention (CDC), about four million people in the U.S., or 1.8 percent of the population, are infected with HCV.

Currently, there is no specific antiviral agent directed against HCV that is commercially available, and no vaccine for prevention of HCV infection. Several interferon (IFN) products are available worldwide, but there are substantial limitations to the use of these products when given as monotherapy or in conjunction with ribavirin in the treatment of chronic HCV infection. In addition to the relatively poor treatment response in patients infected with genotype 1 HCV, the most common strain in the U.S, Western Europe and Japan, the considerable side effects frequently associated with the use of IFN can lead to discontinuation of therapy in approximately 20 percent of patients.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

About Wyeth

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and nonprescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties, including those relating to anticipated continued development of HCV-796, clinical development and data release timelines and ability to find an effective small molecule antiviral treatment for HCV disease. Actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. The development and commercialization of pharmaceutical products is subject to risks and uncertainties. There can be no assurance that estimated clinical development and data release timelines will be achieved, Wyeth and ViroPharma’s additional HCV studies will yield positive results, or that ViroPharma and Wyeth will be successful in gaining regulatory approval of any of HCV product candidate. These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 filed with the Securities and Exchange Commission and Wyeth’s periodic reports filed with the Securities and Exchange Commission (particularly Item 1A. RISK FACTORS of Wyeth’s 2005 annual report on Form 10-K) could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma and Wyeth do not assume any responsibility for updating any forward-looking statements.

###